                                                                    EXHIBIT 99.1


[INTERFACE LOGO]




                              CONTACT:  Daniel T. Hendrix
                                        President and Chief Executive Officer
                                        Patrick C. Lynch
                                        Chief Financial Officer
                                        (770) 437-6800

                                        Financial Dynamics:
                                        Christine Mohrmann, Jim Olecki
FOR IMMEDIATE RELEASE                   (212) 850-5600


                  INTERFACE REPORTS SECOND QUARTER 2005 RESULTS
          -- Operating Income Up 34% Year-Over-Year to $21.2 million --
                -- Second Quarter Orders Up 17% Year-Over-Year --
                -- Second Quarter Sales Up 14% Year-Over-Year --


     ATLANTA, Georgia, July 27, 2005 - Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings and fabrics company, today announced results for the second quarter ended July 3, 2005.

     Second quarter 2005 results included a 14.0% increase in sales to $246.5 million, from $216.2 million in the year ago period. Operating income was $21.2 million in the 2005 second quarter, a 33.7% increase over operating income of $15.9 million in the second quarter 2004. As a percentage of sales, operating income improved to 8.6% in the second quarter of 2005 versus 7.3% of sales in the year ago period.

     Pursuant to the provisions of the American Jobs Creation Act of 2004, the Company repatriated $10.5 million of earnings from foreign subsidiaries during the second quarter of 2005. This plan takes advantage of the Company's ability to initiate such a transaction at a substantially reduced tax rate, provided the repatriation occurs before the end of 2005. Consequently, the Company recorded a tax charge of approximately $1.6 million, or $0.03 per share, in the second quarter related to the repatriation. After this charge, income from continuing operations for the 2005 second quarter was $3.9 million, or $0.08 per share.

     As announced in the third quarter of last year, the Company made the decision to exit the owned dealer business. Consequently, it is reporting the

INTERFACE REPORTS SECOND QUARTER 2005 RESULTS                             - 2 -



results of operations for its owned Re:Source dealers (as well as a small Australian dealer business and a small residential fabrics business) as "discontinued operations," in accordance with accounting standards. In the 2005 second quarter, these operations yielded an after-tax operating loss of $9.8 million, and the Company recorded a $1.6 million after-tax loss on the disposal of certain of these operations. As a result, the Company's net loss for the second quarter of 2005 was $7.4 million, or $0.14 per share, compared with a net loss of $0.2 million, or $0.00 per share, in the second quarter of 2004.

     "We are very pleased with our results for the quarter, which reflected healthy top-line growth and profitability improvements across nearly all of our businesses and regions," said Daniel T. Hendrix, President and Chief Executive Officer. "Our results speak to the success we are achieving in our markets, the strength of our brands and our segmentation strategy, and the earnings leverage built into our company. Our modular business continued to lead the way, as the Americas, Asia-Pacific, and European regions all produced double-digit growth in sales and operating income during the quarter. Additionally, we were encouraged to see continued recovery in the corporate office market and considerable success in the retail space market, which helped drive consolidated orders up 17% to $262 million, compared with the second quarter of last year."

     Mr. Hendrix continued, "Interface continues to lead and shape the modular carpet market, which is expanding in virtually all parts of the world. Our segmentation strategy is working well, enabling us to gain market share and deliver worldwide modular sales growth of 20% year-over-year. Revenues in our fabrics business were up 6%, largely due to the improving corporate office market reflected in sales to OEM customers, and we expect improved profitability in this business during the second half of the year. In our Bentley Prince Street broadloom business, orders were up 9%, and we are confident that our initiatives to cut costs and increase manufacturing efficiencies in this business will lead to continued profit improvements as we move through the rest of the year."

     Patrick C. Lynch, Vice President and Chief Financial Officer of Interface, commented, "The combination of higher revenues and the sustained reduction in our cost base resulted in increased operating leverage and profitability. Raw material costs stabilized during the quarter, which allowed our price increases to take hold and offset the cost increases we had experienced in the preceding six months. As a result, gross margin in the second quarter improved to 31.3% from 30.9% in the second quarter of 2004. We also have now completed the divestiture of our dealer businesses, in line with our stated timeline, and we expect to realize additional cost structure efficiencies and improvements in our cash flow in the second half of the year."

INTERFACE REPORTS SECOND QUARTER 2005 RESULTS                             - 3 -


     For the first six months of 2005, sales were $481.3 million, compared with $426.2 million for the same period a year ago, an increase of 12.9%. Operating income for the 2005 six-month period increased to $38.4 million, versus operating income of $29.6 million for the comparable 2004 six-month period. Income from continuing operations for the first six months of 2005 increased to $6.9 million, from $2.2 million in the prior year period.

     Mr. Hendrix concluded, "We continue to be bullish about the momentum we have in our business and our prospects. Our focus will remain on leveraging the leading position of our core modular carpet business and enlarging our presence in all market segments worldwide, while at the same time taking the additional actions necessary to ensure that improvements in our fabrics and broadloom businesses continue throughout the year. We believe that with the execution of our business strategy, and the ongoing strengthening of our markets, we can continue to generate top-line growth while expanding profitability in all areas of our business."

     The Company will host a conference call tomorrow, July 28, 2005, at 9:00 a.m. Eastern Time, to discuss its second quarter 2005 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net /phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1098475 or through the Company's website at http://www.interfaceinc.com/results/investor/. The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through July 28, 2006 at 11:59 p.m. Eastern Time.

     Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value. The Company is the world's largest manufacturer of modular carpet under the Interface, InterfaceFLOR, Heuga, Bentley and Prince Street brands, and, through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market. The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Toltec, Intek, Chatham and Camborne brands, and provides specialized fabric services through its TekSolutions business.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading "Safe Harbor Compliance Statement for Forward-Looking Statements" included in Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings "We compete with a large number of

INTERFACE REPORTS SECOND QUARTER 2005 RESULTS                             - 4 -


manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do," "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the construction and renovation of commercial and institutional buildings," "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely," "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations," "Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors," "Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us," "Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us," "We have a significant amount of indebtedness which could have important negative consequences to us," and "Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock." Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.




                                - TABLES FOLLOW -

INTERFACE REPORTS SECOND QUARTER 2005 RESULTS                             - 5 -





CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS                      THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                -----------------------------     ------------------------
(In thousands, except per share data)                               07/03/05         07/04/04      07/03/05       07/04/04
                                                                ------------     ------------     ---------      ---------

Net Sales                                                       $    246,545     $    216,213     $ 481,260      $ 426,246
Cost of Sales                                                        169,317          149,355       332,893        294,567
                                                                ------------     ------------     ---------      ---------
   Gross Profit                                                       77,228           66,858       148,367        131,679
Selling, General & Administrative Expenses                            56,005           50,988       109,974        102,120
                                                                ------------     ------------     ---------      ---------
   Operating Income                                                   21,223           15,870        38,393         29,559
Interest Expense                                                      11,506           11,552        23,084         23,357
Bond Offering Cost                                                        --               --            --          1,869
Other Expense, Net                                                       268              532           868          1,322
                                                                ------------     ------------     ---------      ---------
   Income Before Taxes                                                 9,449            3,786        14,441          3,011
Income Tax Expense                                                     5,509            1,282         7,578            793
                                                                ------------     ------------     ---------      ---------
   Income from Continuing Operations                                   3,940            2,504         6,863          2,218
Discontinued Operations, Net of Tax                                   (9,763)          (2,663)      (14,525)        (5,406)
Loss on Disposal, Net of Tax                                          (1,598)              --        (1,935)            --
                                                                ------------     ------------     ---------      ---------
Net Loss                                                        $     (7,421)    $       (159)    $  (9,597)     $  (3,188)
                                                                ============     ============     =========      =========

Earnings (Loss) Per Share - Basic
   Continuing Operations                                        $       0.08     $       0.05     $    0.13      $    0.04
    Discontinued Operations                                            (0.19)           (0.05)        (0.28)         (0.10)
    Loss on Disposal                                                   (0.03)              --         (0.04)            --
                                                                ------------     ------------     ---------      ---------
Earnings (Loss) Per Share - Basic                               $      (0.14)    $      (0.00)    $   (0.19)     $   (0.06)
                                                                ============     ============     =========      =========

Earnings (Loss) Per Share - Diluted
   Continuing Operations                                        $       0.08     $       0.05     $    0.13      $    0.04
    Discontinued Operations                                            (0.19)           (0.05)        (0.28)         (0.10)
    Loss on Disposal                                                   (0.03)              --         (0.03)            --
                                                                ------------     ------------     ---------      ---------
Earnings (Loss) Per Share - Diluted                             $      (0.14)    $      (0.00)    $   (0.18)     $   (0.06)
                                                                ============     ============     =========      =========

Common Shares Outstanding - Basic                                     51,398           50,581        51,362         50,474
Common Shares Outstanding - Diluted                                   52,481           51,905        52,622         52,009

Orders from Continuing Operations                                    261,600          223,800       522,200        461,500
Continuing Operations Backlog (as of 07/03/05 and 01/02/05,
respectively)                                                                                       103,200         87,500



CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)                                                                                     07/03/05       01/02/05
                                                                                                  ---------      ---------
ASSETS
    Cash                                                                                          $  22,441      $  22,164
    Accounts Receivable                                                                             150,750        142,228
    Inventory                                                                                       149,579        137,618
    Other Current Assets                                                                             27,188         22,756
    Assets of Businesses Held for Sale                                                               13,867         42,788
                                                                                                  ---------      ---------
         Total Current Assets                                                                       363,825        367,554
    Property, Plant & Equipment                                                                     181,312        194,702
    Other Assets                                                                                    310,211        307,542
                                                                                                  ---------      ---------
         Total Assets                                                                             $ 855,348      $ 869,798
                                                                                                  =========      =========

LIABILITIES
    Accounts Payable                                                                              $  59,855      $  46,466
    Accrued Liabilities                                                                              86,437         86,856
    Liabilities of Businesses Held for Sale                                                             457          5,390
    Long-Term Debt                                                                                    9,824             --
    Senior and Senior Subordinated Notes                                                            460,000        460,000
    Other Liabilities                                                                                74,626         76,908
                                                                                                  ---------      ---------
         Total Liabilities                                                                          691,199        675,620
    Shareholders' Equity                                                                            164,149        194,178
                                                                                                  ---------      ---------
         Total Liabilities and Shareholders' Equity                                               $ 855,348      $ 869,798
                                                                                                  =========      =========



INTERFACE REPORTS SECOND QUARTER 2005 RESULTS                             - 6 -





 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS                    THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                 --------------------------          --------------------------
(In millions)                                                    07/03/05          07/04/04          07/03/05          07/04/04
                                                                 --------          --------          --------          --------

Net (Loss)                                                       $   (7.4)         $   (0.2)         $   (9.6)         $   (3.2)
Adjustments for Discontinued Operations                              11.4               2.7              16.5               5.4
                                                                 --------          --------          --------          --------
Income from Continuing Operations, Net of Tax                    $    4.0          $    2.5          $    6.9          $    2.2
Depreciation and Amortization                                         8.1               8.5              16.2              17.8
Deferred Income Taxes and Other Non-Cash Items                       (5.1)             (4.5)            (10.7)             (4.5)
Change in Working Capital
   Accounts Receivable                                              (11.1)             (7.0)            (12.1)             (1.8)
   Inventories                                                        0.7               0.4             (15.5)            (12.8)
   Prepaids                                                          (0.6)              1.2              (6.2)             (3.3)
   Accounts Payable and Accrued Expenses                             16.2               3.2              16.1               3.7
                                                                 --------          --------          --------          --------
Cash Provided from (Used in) Continuing Operations                   12.2               4.3              (5.3)              1.3
Cash Provided from (Used in) Operating Activities
   of Discontinued Operations                                         1.8              (5.4)              7.9              (8.2)
                                                                 --------          --------          --------          --------
Cash Provided from (Used in) Operating Activities                    14.0              (1.1)              2.6              (6.9)
Cash Provided from (Used in) Investing Activities                    (7.0)             (3.0)            (11.0)             (9.4)
Cash Provided from (Used in) Financing Activities                    (6.4)              2.3              10.5              28.8
Effect of Exchange Rate Changes on Cash                              (1.3)              0.2              (1.8)              0.1
                                                                 --------          --------          --------          --------
Net (Decrease) Increase in Cash                                  $   (0.7)         $   (1.6)         $    0.3          $   12.6
                                                                 ========          ========          ========          ========



CONSOLIDATED CONDENSED SEGMENT REPORTING
(In millions)

                                                      THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                     ---------------------                 ---------------------
                                                     07/03/05     07/04/04     % CHANGE    07/03/05     07/04/04     % CHANGE
                                                     --------     --------     --------    --------     --------     --------
Net Sales
   Modular Carpet                                    $  163.7     $  137.0         19.5%   $  317.2     $  270.2         17.4%
   Bentley Prince Street                                 29.5         29.3          0.7%       57.6         56.3          2.3%
   Fabrics Group                                         49.5         46.9          5.5%       98.0         93.7          4.6%
   Specialty Products                                     3.8          3.0         26.7%        8.5          6.0         41.7%
                                                     --------     --------     --------    --------     --------     --------
Total                                                $  246.5     $  216.2         14.0%   $  481.3     $  426.2         12.9%
                                                     ========     ========     ========    ========     ========     ========

Operating Income (Loss)
   Modular Carpet                                    $   21.4     $   14.4                 $   37.9     $   27.5
   Bentley Prince Street                                  0.5         (0.6)                     1.0         (0.9)
   Fabrics Group                                          0.1          2.0                      1.1          3.4
   Specialty Products                                     0.2         (0.1)                     0.4           --
   Corporate Expenses and
      Eliminations                                       (1.0)         0.2                     (2.0)        (0.4)
                                                     --------     --------                 --------     --------
Total                                                $   21.2     $   15.9                 $   38.4     $   29.6
                                                     ========     ========                 ========     ========




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